Exhibit 4.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 26, 2013 by and among: (i) IMMCO Diagnostics, Inc., a Delaware corporation (the “Company”); (ii) Trinity Biotech PLC, an Irish public limited company (“Parent”), (iii) Trinity Biotech, Inc., a Delaware corporation (the “Buyer”); (iv) TRIB Acquisition Corp., a Delaware corporation (“Merger Sub”); and (v) Summit Partners Venture Capital Fund II-A, L.P., Summit Partners Venture Capital Fund II-B, L.P., and Summit Investors VI, L.P., each a Delaware limited partnership (collectively, “Summit Partners”), solely in their collective capacity as the Representative hereunder.

Introduction

The board of directors of each of the Company, the Parent and the Buyer have authorized and approved the acquisition of the Company by the Buyer by means of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of the Buyer (the “Merger”). The Merger and the other transactions contemplated hereby are sometimes collectively referred to herein as the “Transactions”.

An index of defined terms used herein is set forth in Section 8.15.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE TRANSACTIONS; CLOSING

1.1. Merger.

(a) Merger. On and subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of the Buyer under the laws of the state of Delaware. The corporation surviving the Merger is sometimes referred to hereinafter as the “Surviving Corporation”.

(b) Filings. At the Closing, the Merger shall be effected by the filing of a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in accordance with the provisions of the DGCL. The Merger shall become effective upon the acceptance of the Certificate of Merger by the Delaware Secretary of State (the “Effective Time”).

(c) Effects of the Merger. At the Effective Time: (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease; (ii) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the

Surviving Corporation (provided, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is IMMCO Diagnostics, Inc.”; (iii) the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation; (iv) the directors of Merger Sub shall be the directors of the Surviving Corporation; (v) the officers of the Company shall be the officers of the Surviving Corporation; and (vi) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law.

(d) Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any additional action on the part of the Company, the Parent, the Buyer, Merger Sub or any of their respective directors or stockholders, the Securities shall be canceled and will cease to exist, and shall be converted into only the right to receive (i) that portion of the Merger Consideration reflected on the Payment Spreadsheet as being payable to the Sellers in connection with the Merger, and/or (ii) in the case of the Substituted Options, the Parent Options set forth on Schedule 1.3(a)-1 and/or (iii) in the case of the Substituted Shares, the Rollover Shares set forth on Schedule 1.3(a)-1.

(e) Cancellation of Treasury Stock; Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any additional action on the part of the Company, the Parent, the Buyer, Merger Sub or any of their respective directors or stockholders, (i) each share of stock of the Company held in treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and (ii) each share of common stock of Merger Sub issued and outstanding shall be converted into one share of common stock of the Surviving Corporation.

(f) Dissenting Securities. Notwithstanding any other provision of this Agreement to the contrary, shares of Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Sellers who have properly exercised the appraisal rights afforded dissenting stockholders under the DGCL (collectively, “Dissenting Shares”) shall not be converted into or represent the right to receive payments as provided in this Agreement. Such Sellers instead shall be entitled to receive payment of the fair value of those of the Securities held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who shall have withdrawn or otherwise lost such rights under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the payments determined in accordance with this Agreement. The Company shall give the Buyer prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned), settle, offer to settle or make any payment with respect to any such demands. If the Surviving Corporation is required to make any payment in respect of Dissenting Shares, the Exchange Agent shall refund to the Buyer a portion of the Exchange Fund equal to that portion of the Merger Consideration reflected on the Payment Spreadsheet as being payable (and which, were it not for their status as Dissenting Shares, would have been paid) in respect of Dissenting Shares in connection with the Merger.

1.2. Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Choate, Hall & Stewart, LLP (a) two business days after the conditions set forth in ARTICLE V are satisfied (other than those conditions which by their nature are normally satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or waived, or (b) such other date that is agreed to in writing by the Company and the Buyer (the “Closing Date”).

1.3. Certain Definitions; Pre-Closing Deliveries.

(a) Certain Definitions. As used herein, the following terms shall have the meanings indicated below:

“Affiliate” of a specified Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Capital Stock” has the meaning given to such term in the Charter.

“Charter” means the Company’s Certificate of Incorporation, as amended and in effect immediately prior to the Effective Time.

“Equity Rollover Value” means $1,100,000.

“Escrow Agent” means the Bank of New York Mellon.

“Escrow Agreement” means the Escrow Agreement, in substantially the form of Exhibit 1.3 hereto, among the Buyer, the Representative and the Escrow Agent.

“Escrow Fund” means $3,275,000 (which is an amount equal to ten percent (10%) of the sum of the Merger Consideration plus the Equity Rollover Value which shall be deposited with the Escrow Agent pursuant to Section 1.4(b) on the Closing Date) less amounts disbursed therefrom in accordance with this Agreement and the Escrow Agreement.

“Exchange Agent” means the Representative or any Person appointed to act as exchange agent by the Representative.

“Exchange Fund” means the monies deposited with the Exchange Agent on the Closing Date pursuant to Section 1.4(e).

“GAAP” means United States generally accepted accounting principles as of the date hereof, consistently applied.

“Governmental Authority” means any: (i) foreign, federal, state, provincial, municipal or local government, court, tribunal, administrative agency or department, (ii) any other governmental, government appointed or regulatory authority or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Lien” means any lien, security interest, charge, pledge, restriction, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation or otherwise adversely affects the right, title or interest of a Person in any property.

“MAE” means a material adverse effect on the assets, business or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that in no event shall any of the following be deemed to constitute an MAE: (i) any change in any Legal Requirement or GAAP, but only to the extent that such change does not have a disproportionately adverse effect on the Company and the Subsidiaries as compared to other businesses in the same industry; (ii) any change resulting from conditions affecting any of the industries in which the Company or any Subsidiary operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack); (iii) any change resulting from the announcement or pendency of the Transactions or attributable to the fact that the Buyer or any of its Affiliates are the prospective owners of the Company; (iv) any event, condition or other matter disclosed on a Schedule to this Agreement; (v) any change resulting from any action by the Company or any Subsidiary required by this Agreement; or (vi) the failure of the Company or its Subsidiaries to achieve any financial projections, forecasts or budget.

“Merger Consideration” means $32,750,000 minus the Equity Rollover Value.

“Option Amount” means the aggregate amount to be distributed to the holders of vested Options (other than Substituted Options) in connection with the Closing, as reflected on the Payment Spreadsheet.

“Option Rollover Value” means the value of the Substituted Options as set forth on Schedule 1.3(a)-1.

“Options” means all options to acquire Capital Stock that are outstanding immediately prior to the Effective Time.

“Parent Common Stock” means Parent’s Class ‘A’ Ordinary Shares.

“Parent Options” means the options to purchase Parent Common Stock issued to the Rollover Sellers in the amounts and at the exercise prices set forth on Schedule 1.3(a)-1.

“Person” means any natural person, corporation, limited liability company, partnership, trust or other entity.

“Representative Fund” means the $500,000 deposited with the Representative on the Closing Date pursuant to Section 1.4(c), less amounts disbursed therefrom in accordance with this Agreement.

“Rollover Sellers” means the Persons set forth on Schedule 1.3(a)-1, each of whom is a “Rollover Seller”.

“Rollover Shares” means the shares of Parent Common Stock to be issued to the Rollover Sellers, as set forth on Schedule 1.3(a)-1.

“Sale Bonuses” means the sale bonuses payable to employees of the Company or any Subsidiary in connection with the Closing, as reflected on Schedule 1.3(a)-2.

“Securities” means all shares of the Company’s Capital Stock and Options, in each case that are outstanding immediately prior to the Effective Time.

“Sellers” means, collectively, the holders of Securities, each of whom is a “Seller”.

“Sellers’ Expenses” means all unpaid fees and expenses of attorneys, accountants, investment bankers and other advisors of the Company relating to the Transactions, including the unpaid fees and expenses of Choate, Hall & Stewart LLP and M&A Securities Group, Inc. In no event, however, will any fees and expenses incurred by or for the account of the Buyer or any of its Affiliates, or any fees or expenses incurred by the Company after the Closing, be considered Sellers’ Expenses.

“Share Rollover Value” means the Equity Rollover Value minus the Option Rollover Value, as set forth on Schedule 1.3(a)-1.

“Substituted Options” means the Options set forth on Schedule 1.3(a)-1, which will be exchanged for Parent Options.

“Substituted Shares” means the shares of the Company’s Common Stock (as defined in the Charter) set forth on Schedule 1.3(a)-1, which will be exchanged for Rollover Shares.

(b) Pre-Closing Deliveries. At least one business day prior to the Closing, the Company will furnish to the Buyer: (i) final bills and wire transfer instructions from each payee of any portion of the Sellers’ Expenses; and (ii) the Payment Spreadsheet.

1.4. Payments at Closing. At the Closing, the Buyer will make or cause to be made the following payments (in an amount, in the aggregate, equal to the Merger Consideration) by wire transfer of immediately available funds:

(a) first, to the payees of the Sellers’ Expenses in accordance with the bills and wire transfer instructions delivered by the Company to the Buyer;

(b) second, to the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement, the Escrow Fund;

(c) third, to the Representative, to be held and disbursed by the Representative in accordance with the terms of this Agreement, the Representative Fund;

(d) fourth, to the Surviving Corporation, (i) the Option Amount and (ii) an amount equal to the total amount of the Sale Bonuses, each of which shall be paid promptly after the Closing by the Surviving Corporation (less applicable Tax withholdings) as part of its normal payroll processes; and

(e) fifth, to the Exchange Agent, for distribution to the Sellers in accordance with the Payment Spreadsheet, the balance.

1.5. Representative Fund. The Representative shall use the Representative Fund to (a) make any payment required to be made for the account of the Sellers pursuant to this Agreement, (b) pay any Sellers’ Expenses not otherwise paid at the Closing and (c) pay all costs and expenses incurred by or on behalf of the Representative, in its capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby. The Representative Fund shall be held or disbursed, in whole or in part, as determined by the Representative. The retention by the Representative of any amounts in the Representative Fund shall not be used as evidence that the Sellers have any liability hereunder. Any amounts received by the Representative, in its capacity as such, including any amounts released from the Escrow Fund, may be used at the Representative’s discretion to increase the Representative Fund. If the Representative determines to release all or a portion of the Representative Fund, such amounts shall be distributed to the Sellers in accordance with the Payment Spreadsheet.

1.6. Exchange Procedures.

(a) Exchange Procedures. The Exchange Agent shall mail to each stockholder of record of the Company as of immediately prior to the Effective Time instructions for effecting the surrender of stock certificates in exchange for payments from the Exchange Fund in accordance with this Agreement. Upon surrender of a stock certificate for cancellation to the Exchange Agent, together with such other documents as the Buyer or the Exchange Agent may reasonably request, the holder of such certificate shall be entitled to receive in exchange therefor the amount reflected on the Payment Spreadsheet as being payable to such holder in respect thereof or, in the case of the holders of Substituted Shares, the Rollover Shares set forth on Schedule 1.3(a)-1.

(b) Payments to Sellers; Payment Spreadsheet.

(i) At least one business day prior to the Closing, the Company will deliver to the Buyer a spreadsheet setting forth each Seller’s share of the Option Amount, Exchange Fund, Representative Fund and Escrow Fund (which shall be determined in accordance with the liquidation provisions of the Company’s Charter) and each Seller’s Pro Rata Share (the “Payment Spreadsheet”).

(ii) All payments of the Merger Consideration to the Sellers (including payments at Closing and amounts disbursed after the Closing from the Exchange Fund, the Representative Fund and the Escrow Fund) shall be made in accordance with the Payment Spreadsheet. The Buyer, Company, Representative and Exchange Agent shall each be entitled to rely fully upon the Payment Spreadsheet in making any payment contemplated by this Agreement.

(c) No Ownership Rights. Until surrendered as contemplated by this Section 1.6, each stock certificate for shares of Capital Stock outstanding as of immediately prior to the Effective Time shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the cash payments of the Merger Consideration or, if applicable, the Rollover Shares contemplated by this Agreement. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Capital Stock which were outstanding immediately prior to the Effective Time. No interest shall be paid or accrue on any cash payable upon surrender of any stock certificate.

(d) Lost Certificates. If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such stock certificate to be lost, stolen or destroyed, the Exchange Agent will make payments from the Exchange Fund in accordance with the terms of this Agreement in respect of such lost, stolen or destroyed stock certificate; provided, that the Surviving Corporation may require the owner of any such lost, stolen or destroyed stock certificate to execute and deliver an agreement to provide indemnification in respect of any claim that may be made against the Buyer or the Surviving Corporation with respect to the stock certificates alleged to have been lost, stolen or destroyed.

(e) Cancellation of Options. No outstanding Options (whether vested or unvested) shall be assumed by the Buyer or the Surviving Corporation as a result of the Merger. At the Effective Time, each Option will by virtue of the Merger, and without any further action on the part of any holder thereof, the Buyer, the Company or the Surviving Corporation, be cancelled and extinguished, and shall be converted into only the right to receive in exchange therefor (i) the cash amount reflected on the Payment Spreadsheet as being payable to such holder in respect thereof (which cash amount is net of the per share exercise price applicable thereto) and/or (ii) the Parent Options reflected on Schedule 1.3(a)-1. No interest shall be paid or accrue on the amount payable to cash-out any Option. If any Option does not have a positive value, it will automatically be cancelled and extinguished as of the Effective Time without any consideration paid therefor.

(f) Withholding Rights. The Buyer, the Surviving Corporation, the Representative and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Options or recipient of a Sale Bonus such amounts as may be required to be deducted or withheld therefrom pursuant to any Legal Requirement. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made. The Representative shall have the right from time to time to distribute to the Surviving Corporation proceeds released from the Escrow Fund or the Representative Fund for further distribution to any former holder of Options by the Surviving Corporation (less applicable Tax withholdings) as part of its normal payroll processes.

(g) Rollover Equity.

(i) Substituted Options. At the Effective Time, the Company agrees with the Parent that the Substituted Options (being unexercised at the Effective Time) shall be released in exchange for Parent Options. The Parent Options shall be issued on the terms of and governed by the Parent Option Agreements referred to in Section 1.6

(g)(iv) below. Subject to the foregoing, the Parent Options shall have, and be subject to, substantially equivalent terms and conditions as the Substituted Options set forth in the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that each Parent Option will be exercisable for that number of shares of Parent Common Stock and with an exercise price per share as set forth on Schedule 1.3(a)-1. Without limiting the generality of the foregoing, the Parent Options shall have the same term, exercisability and vesting schedule as the Substituted Options; provided, however, that (A) for avoidance of doubt, to the extent not already vested, all Parent Options will be fully vested upon the Effective Time, and (B) the shares of Parent Common Stock issuable upon exercise of the Parent Options shall be subject to the new lock-up provisions set forth in Section 1.6(g)(iii) below.

(ii) Rollover Shares. At the Effective Time, the Parent shall issue and deliver to the Rollover Sellers, free and clear of all liens, security interests, claims and encumbrances, the Rollover Shares. The Rollover Shares shall be subject to the lock-up provisions set forth in Section 1.6(g)(iii) below.

(iii) Lock-Up. The Rollover Shares and the shares of Parent Common Stock issuable upon exercise of the Parent Options shall be subject to lock-up provisions that (A) restrict Rajnish Mittal from selling any Rollover Shares or shares of Parent Common Stock issuable upon exercise of such Parent Options until the first anniversary of the Effective Time (after which time he may sell any or all of such shares) and (B) permit each of William Maggio and Kevin Lawson to sell no more than the following percentage of Rollover Shares and shares of Parent Common Stock issuable upon exercise of Parent Options held by such holder:

Anniversary of Effective Time	Percentage Eligible for Sale
Prior to 1st Anniversary	0%
After 1st Anniversary and before 2nd Anniversary	25%
After 2nd Anniversary and before 3rd Anniversary	Additional 25% (50% of total)
After 3rd Anniversary	Additional 50% (100% of total)

(iv) On or before the Effective Time, the Parent and each Rollover Seller shall execute an option agreement in substantially the form attached hereto as Exhibit 1.6(g) (the “Parent Option Agreements”) and the Parent, the Buyer or the Surviving Corporation shall deliver to the Rollover Sellers option certificates detailing such holders’ rights pursuant to such Parent Options.

(v) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options in accordance with this Section 1.6(g). Within one year after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended with respect to all shares of Parent Common Stock subject to such Parent Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Parent Options remain outstanding.

(vi) The parties hereto intend that the substitution of the Parent Options for the Substituted Options as described in this Section 1.6(g) will comply with the requirements of Treasury Regulations § 1.409A-1(b)(5)(V)(D) and agree that they shall file all Tax Returns and related filings and reports consistently with such characterization of such substitution of options. The Parent shall not have any liability if the intended tax treatment is not achieved.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (together with any interest thereon) which remains undistributed to the holders of Securities for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Securities prior to the Merger who have not theretofore complied with this Section 1.6 shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for the payments therefor required by this Agreement.

(i) No Liability. None of the Parent, the Buyer, the Company, Merger Sub, the Surviving Corporation, the Representative or the Exchange Agent, or any employee, officer, director, manager, member, stockholder, agent, affiliate or other representative of any of the foregoing, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any stock certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger consideration would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such stock certificate shall, to the extent permitted by Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company represents and warrants to the Buyer that each of the statements contained in this ARTICLE II is true and correct. Except for the representations and warranties expressly set forth in this ARTICLE II, the Company makes no other representation or warranty (either express or implied).

2.1. Organization, Power and Standing. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power to own, lease and operate its properties and to carry on its business as it is now conducted. The copies of the Charter and the Company’s by-laws (each as amended to date, the “Company Charter Documents”) that have been Made Available to the Buyer are complete and correct.

2.2. Subsidiaries. Except as set forth on Schedule 2.2, the Company does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization. The entities indicated on such Schedule as subsidiaries are referred to herein as the “Subsidiaries” and each as a “Subsidiary.” The record owners of all of the issued and outstanding equity securities of each of the Subsidiaries are as listed on Schedule 2.2. Such equity securities were duly authorized and validly issued. Each Subsidiary is validly existing and in good standing under the laws of its jurisdiction of formation or organization, as set forth on Schedule 2.2. Each of the Subsidiaries has the requisite organizational power to own, lease and/or operate its properties and to carry on its business as it is now conducted. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue any of its equity securities to any third party. There are no outstanding stock appreciation, phantom stock or profit participation rights with respect to any Subsidiary. Except as set forth on Schedule 2.7, there are no agreements to which the Company is a party relating to the acquisition, disposition, voting or registration of any equity securities of any Subsidiary.

2.3. Foreign Qualifications. Schedule 2.3 sets forth a complete and accurate list of all jurisdictions in which the Company or any Subsidiary is qualified to do business as a foreign entity. There are no other jurisdictions in which the Company or any Subsidiary must qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not have an MAE.

2.4. Due Authorization. The Company has the corporate power and authority and has taken all required corporate action on its part necessary to permit it to execute and deliver and, subject to the adoption of this Agreement and approval of the Merger by the holders of Capital Stock in accordance with the Charter and the DGCL (“Stockholder Approval”), to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby.

2.5. No-Conflict; Required Consents and Approvals. Except as set forth in Schedule 2.5, the Company’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby will not result in any violation of, be in conflict with, constitute a default under or give rise to any right of contingent payment, termination, cancellation, acceleration, non-renewal or any other contingent right under, or the loss of any material benefit under, or result in the creation of any Lien on the assets of the Company under (in each case, with or without notice, lapse of time or both) (a) the Company Charter Documents, (b) any Material Contract, (c) any Authorization or (d) any Legal Requirement, except in the case of clauses (b) – (d) for such violations, conflicts, defaults, etc. which are not material. Except as set forth on Schedule 2.5, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Material Contract is required on the part of the Company or any Subsidiary for or in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for any immaterial consents, orders, approval, authorizations, declarations or filings.

2.6. Validity and Enforceability. This Agreement is, and each of the other agreements, instruments and documents of the Company contemplated hereby shall be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies (collectively, the “Remedies Exceptions”).

2.7. Capitalization. Schedule 2.7 sets forth as of the date of this Agreement a complete and accurate list of all outstanding shares of Capital Stock and the registered holders thereof. All such shares of Capital Stock have been duly authorized and validly issued. Except as set forth on Schedule 2.7, there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue equity interests of any class or series. The offer, issuance and sale of all outstanding shares of Capital Stock complied in all material respects with all applicable preemptive rights. Except as set forth on Schedule 2.7, there are no agreements to which the Company is a party relating to the acquisition, disposition, voting or registration of any shares of Capital Stock. There are no outstanding stock appreciation, phantom stock or profit participation rights with respect to the Company or any Subsidiary.

2.8. Financial Statements. The Company has delivered to the Buyer audited consolidated balance sheets of the Company and the Subsidiaries as at June 30, 2013, June 30, 2012 and June 30, 2011, and audited consolidated income statements and statements of cash flows for the fiscal years then ended. Such financial statements and the notes thereto, if any, fairly present in all material respects the consolidated financial condition and cash flows of the Company and the Subsidiaries for the periods then ended in accordance with GAAP (except as otherwise stated therein).

2.9. No Material Adverse Change. Since the date of the most recent balance sheet set forth in Section 2.8, except as set forth on Schedule 2.9 and except for the Transactions:

(a) the Company and each Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice,

(b) no Lien has been placed upon any of the Company’s or any Subsidiary’s assets, other than Permitted Liens,

(c) the Company has not declared any dividend or distribution or redeemed or repurchased any of its equity securities,

(d) neither the Company nor any Subsidiary has acquired or disposed of any material assets, except in the ordinary course of business,

(e) there has been no damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Company or the Subsidiaries that, individually or in the aggregate, exceeds $75,000,

(f) neither the Company nor any Subsidiary has made any change in the compensation paid or payable to any officer or senior management employee, other than any change in the ordinary course of business,

(g) neither the Company nor any Subsidiary has cancelled or waived any claims with a potential value in excess of $75,000, and

(h) to the Company’s knowledge, there has been no event or circumstance relating specifically to the Company or any Subsidiary that has caused an MAE.

2.10. Material Contracts. Schedule 2.10 hereto sets forth, as of the date of this Agreement, a list of all of the following contracts and agreements for the Company and the Subsidiaries (except for those which shall be terminated at or prior to the Closing without any material liability to the Company and the Subsidiaries, or any of them, after the Closing or are terminable by notice of not more than 60 days without material liability to the Company or any Subsidiary):

(a) contracts or leases with respect to which the Company or any Subsidiary has a stated obligation of more than $100,000 within the 12-month period from and after the date of this Agreement, other than purchase orders entered into in the ordinary course of business;

(b) contracts relating to the lending or borrowing of money, or the guaranty of any obligation for the borrowing of money;

(c) agreements with any non-compete, exclusivity or “most favored nation” provision that restricts the ability of the Company or any Subsidiary to conduct its business in any material respect;

(d) employment, bonus, severance, retention and deferred compensation agreements (excluding statutory employment agreements required by foreign Legal Requirements);

(e) contracts with any labor union or association relating to current employees of the Company or any Subsidiary, or collective bargaining agreements;

(f) contracts with any Affiliate of the Company;

(g) contracts with Material Customers;

(h) research and development agreements;

(i) contracts with Governmental Authorities;

(j) material distribution or reseller agreements;

(k) franchise, partnership and joint venture agreements; and

(l) contracts with respect to mergers or acquisitions by the Company or any Subsidiary.

All of the foregoing contracts and the Leases are sometimes collectively referred to herein as the “Material Contracts”. The Company has Made Available to the Buyer true and correct copies of all Material Contracts. The Company or a Subsidiary (as applicable) and, to the knowledge of the Company, each other party thereto has performed in all material respects its obligations required thereunder. Neither the Company nor any Subsidiary (as applicable) is in default under any material provision of any Material Contract. To the knowledge of the Company, no third party is in default under any material provision of any Material Contract. Except as set forth on Schedule 2.5, the Transactions will not afford any other party to a Material Contract the right to terminate such Material Contract.

2.11. Real Property.

(a) Neither the Company nor any Subsidiary owns any real property, except as set forth on Schedule 2.11(a) (the “Owned Real Property”). With respect to the Owned Real Property, except as set forth on Schedule 2.11(a): (i) there are no leases, subleases or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (ii) the Company or a Subsidiary has good title to such Owned Real Property free and clear of all Liens, other than Permitted Liens; (iii) none of the buildings on the Owned Real Property is in need of maintenance or repairs, normal wear and tear and maintenance excepted; and (iv) there is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any Owned Real Property. All Owned Real Property has been operated and maintained in all material respects in accordance with applicable Legal Requirements, and there are no contracts to which the Company and the Subsidiaries, or any of them, are parties, nor any applicable Legal Requirements, that preclude or restrict in any material way the ability to use any Owned Real Property for the purposes for which it is currently being used.

(b) Schedule 2.11(b) describes each interest in real property leased by the Company or a Subsidiary (the “Leased Real Property”), including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased (each, a “Lease”). Neither the Company nor any Subsidiary has received any written notice from any landlord asserting the existence of a default under any such Lease or been informed in writing that the lessor under any such Lease has taken action or, to the knowledge of Company, threatened to terminate the Lease before the expiration date specified in the Lease. Neither the Company nor any Subsidiary subleases any Leased Real Property to any Person or otherwise grants to any Person the right of use or occupancy of any Leased Real Property. None of the Leased Real Property is in need of maintenance or repairs for which the Company and the Subsidiaries, or any of them, are responsible in whole or in part under the applicable Lease, normal wear and tear and maintenance, none of which is material, excepted. There is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any Leased Real Property. There are no contracts to which the Company and the Subsidiaries, or any of them, are parties, nor any applicable Legal Requirements that preclude or restrict in any material way the ability to use any Leased Real Property for the purposes for which it is currently being used.

2.12. Personal Property.

(a) The Company and each Subsidiary has good title to or a valid leasehold, license or other similar interest in its material tangible personal property, free and clear of all Liens, except for Permitted Liens. To the knowledge of the Company, the material tangible personal property of the Company and the Subsidiaries is in adequate condition to conduct the business of the Company and the Subsidiaries as the same is conducted on the date of this Agreement, normal wear and tear and maintenance excepted.

(b) As used herein, the term “Permitted Liens” means (i) such imperfections of title, easements, encumbrances, liens or restrictions which do not materially impair the current use of the Company’s or any Subsidiary’s assets, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and payable, or being contested in good faith and for which a reserve, determined in accordance with GAAP, has been established on the Company’s financial statements, (iv) purchase money Liens incurred in the ordinary course of business, (v) the Liens listed on Schedule 2.12, (vi) any Liens created as a result of any act taken by or through the Buyer or any of its Affiliates, or (vii) rights granted to any licensee of any Intellectual Property set forth on Schedule 2.13(c).

2.13. Intellectual Property.

(a) Schedule 2.13(a) hereto contains a list of all material Company Intellectual Property included in clauses (A), (B) and (C) of the definition of Intellectual Property that the Company or a Subsidiary owns and has registered with a Governmental Authority, or with respect to which the Company or a Subsidiary has filed an application for such a registration, except for any Company Intellectual Property which has been abandoned by the Company or a Subsidiary. The Company or a Subsidiary (i) has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Company Intellectual Property and (ii) is the exclusive owner of such Company Intellectual Property free and clear of all Liens and (iii) subject to the licenses set forth in Schedule 2.13(c), has the exclusive right to use, sell, license and bring actions for the infringement of such Company Intellectual Property.

(b) Schedule 2.13(b) contains a list of all domain names of which the Company or a Subsidiary is the registrant.

(c) Schedule 2.13(c) contains a list of (i) all material licenses granted by the Company or a Subsidiary to any third party with respect to any owned Company Intellectual Property, (ii) all material licenses granted by any third party to the Company or a Subsidiary with respect to any licensed Company Intellectual Property, excluding “off-the-shelf” or “shrink wrap” products and technology licensed to the Company or a Subsidiary and excluding products and technology licensed by the Company or a Subsidiary to others in the ordinary course of business, and (iii) all contracts under which the Company and the Subsidiaries, or any of them, are obligated to indemnify any third Person, or are entitled to be indemnified by any third Person, with respect to any Intellectual Property (collectively, the “IP Licenses”). The Company has Made Available to the Buyer true and correct copies of all IP Licenses. The Company or a Subsidiary (as applicable) and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required under the IP Licenses. Neither the Company nor any Subsidiary is in default under any material provision of any IP License. To the knowledge of the Company, no third party is in default under any material provision of any IP License. Except as set forth on Schedule 2.5, the Transactions will not constitute a default under, or afford any other party the right to terminate any IP License.

(d) To the Company’s knowledge, except as set forth on Schedule 2.13(d), (i) neither the Company nor any Subsidiary is violating, infringing or misappropriating in any material respect any Intellectual Property of any other Person, and (ii) no third party is violating, infringing or misappropriating in any material respect any Company Intellectual Property owned by the Company or a Subsidiary. Except as set forth on Schedule 2.13(d), since January 1, 2010 (the “Reference Date”), neither the Company nor any Subsidiary has received any written notice from any Person claiming any violation, infringement or misappropriation by the Company or a Subsidiary of another Person’s Intellectual Property rights (including any demands or “unsolicited offers” to license Intellectual Property from another Person). Except as set forth on Schedule 2.13(d), no claims are pending or, to the Company’s knowledge, threatened, against the Company or a Subsidiary by any Person regarding the use or ownership of any Company Intellectual Property, or challenging or questioning the validity or enforceability of any Company Intellectual Property.

(e) The Company has taken reasonable steps to prevent the unauthorized disclosure or use of its material trade secrets and confidential information. The Company has caused all Company employees with access to trade secrets and confidential information, or who assist with the development of Company Intellectual Property, to execute confidentiality and invention assignment agreements.

(f) As used herein: (i) the term “Intellectual Property” means all intellectual property rights of every kind including all (A) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) trademarks and service marks (registered or unregistered) and registrations and applications for registration thereof; (C) copyrights (registered or unregistered) and registrations and applications for registration thereof; (D) trade secrets; and (E) other proprietary rights in confidential and proprietary information, know-how, techniques, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, data collections, formulas, works of authorship or processes, web site addresses, domain names and all instantiations of the foregoing in any form and embodied in any media; and (ii) the term “Company Intellectual Property” means Intellectual Property owned or used by the Company or a Subsidiary.

2.14. Warranty Claims. Since the Reference Date, except as set forth on Schedule 2.14, there have been no claims against the Company or any Subsidiary alleging any material defects in the Company’s or a Subsidiary’s products or services, or alleging any failure of the products or services of the Company or a Subsidiary to meet in any material respect applicable specifications, warranties or contractual commitments. There have been no product recalls by the Company or any Subsidiary nor has the U.S. Food and Drug Administration (“FDA”) or any

other applicable Governmental Authority required any recall of any product of the Company or any Subsidiary. To the extent that the Company or any Subsidiary has unexpired product warranties, true and complete copies of all such unexpired product warranties offered by the Company or any Subsidiary have been Made Available to the Buyer.

2.15. Customers and Vendors. Schedule 2.15 hereto sets forth a list of (a) each customer (including dealers, distributors and resellers) of the Company and the Subsidiaries which accounted for at least $200,000 of consolidated net sales by the Company and any Subsidiary for the fiscal year ended December 31, 2012 (the “Material Customers”), and (b) for the same period, the top five vendors based on the aggregate dollar amount of purchases of vendor product by the Company and the Subsidiaries on a consolidated basis. No such customer or vendor has informed the Company or a Subsidiary in writing that it intends to terminate its business relationship with the Company or such Subsidiary.

2.16. Compliance with Legal Requirements. Except as set forth on Schedule 2.16, since the Reference Date:

(a) the Company and the Subsidiaries have complied in all material respects with all Legal Requirements (except as to Taxes, as to which only Section 2.18 applies, to Benefit Plans, as to which only Section 2.21 applies, and to Environmental Laws, as to which only Section 2.22 applies);

(b) neither the Company nor any Subsidiary has received any written notice from any Governmental Authority alleging any material violation of any Legal Requirement;

(c) neither the Company nor any Subsidiary has received any written notice from any Governmental Authority of materially adverse inspection, material finding of deficiency, material finding of non-compliance, regulatory or warning letter, safety alert, mandatory or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action with respect to any of its products or services, in each case that remains unresolved;

(d) neither the Company nor any of the Subsidiaries has intentionally made any material false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to any Governmental Authority;

(e) neither the Company nor any Subsidiary has any ongoing reporting or monetary obligations pursuant to any settlement agreement entered into with any Governmental Authority;

(f) neither the Company nor any Subsidiary nor, directly or indirectly, (i) made, offered to make or promised to make any illegal payment or transfer of anything of value, directly or indirectly, to (A) anyone working in an official capacity for any Governmental Authority, including any employee of any government-owned or controlled entity or public international organization or (B) any political party, official of a political party or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by applicable Legal Requirements to be paid to Governmental Authorities, (ii) made any unreported political contribution, (iii) made or received any payment that was not legal to make or receive, (iv) created or used any “off-book” bank or cash account or “slush fund”, or (v) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended;

(g) the Company and the Subsidiaries have conducted their export transactions in material compliance with all applicable U.S. export and re-export controls and all other applicable import and export controls in those countries in which the Company or any Subsidiary conducts business;

(h) the Company, Subsidiaries and their manufacturing facilities and clinical practices comply in all material respects with applicable Legal Requirements, including but not limited to the FDA Quality System Regulation and Good Manufacturing Practices and the FDA Good Clinical Practices and Good Laboratory Practices and ISO 13485;

(i) as to each product that has been sold by the Company or any Subsidiary in the United States and that is a “device” within the meaning of the Federal Food Drug and Cosmetic Act, (A) the Company and each Subsidiary is in material compliance with the applicable regulations governing the registration of facilities, listing of products, retention of records, mandatory reports, device registration and approval, marketing, labeling, good manufacturing practices and quality systems, (B) such product is being sold pursuant to a valid Section 510(k) clearance or valid premarket approval, and (C) to the knowledge of the Company, the FDA is not considering limiting, suspending or revoking any such approval or changing the marketing classification or labeling of such product;

(j) as to each product that has been sold by the Company or any Subsidiary outside of the United States, the Company and the Subsidiaries are in material compliance with the applicable foreign registration, listing, approval, labeling, good manufacturing practice, quality control, record-keeping, and reporting laws and regulations, including all Legal Requirements implemented pursuant to applicable European Medical Device Directives;

(k) neither the Company nor any Subsidiary has ever had a death, serious injury or reportable malfunction for which it was required to file a medical device report with the FDA; and

(l) the Company and each Subsidiary complies in all material respects with all applicable laws and contractual commitments relating to the generation, collection, privacy, security, transmission, use, de-identification, re-identification and disclosure of individually identifiable information, including but not limited to the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations issued thereunder, with respect to the privacy, security and electronic transmission of individually identifiable health information, except where noncompliance would not be material.

As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.

2.17. Licenses and Permits. Schedule 2.17 hereto sets forth a list of all licenses, permits and authorizations of Governmental Authorities held by the Company or a Subsidiary that are material to the business of the Company as it is currently conducted (except for licenses, permits and authorizations relating to Taxes, as to which only Section 2.18 applies and/or Environmental Laws, as to which only Section 2.22 applies) (collectively, the “Authorizations”). The Authorizations are in full force and effect. The Company and each Subsidiary complies in all respects with the Authorizations except where non-compliance would not be material. To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any Authorization.

2.18. Taxes. The representations and warranties set forth in this Section 2.18 are subject in all respects to the qualifications and disclosures set forth on Schedule 2.18.

(a) (i) all Tax Returns required to be filed by or on behalf of the Company or any of the Subsidiaries have been duly filed on a timely basis; (ii) such Tax Returns are true and correct in all material respects; (iii) all Taxes owed by the Company or any of the Subsidiaries stated as due on such Tax Returns have been paid; (iv) all Taxes due and owing by the Company or any of the Subsidiaries (whether or not shown on any Tax Return) have been paid; (v) neither the Company nor any Subsidiary (A) has ever been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is currently the beneficiary of any extension of time within which to file any Tax Return, (D) has agreed to or is required to make any adjustment under Section 481(a) or 263A of the Code (as a result of the Transactions or otherwise), (E) has ever made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances would obligate it to make any payments that may not be deductible under Section 280G, 404 or 162(m) of the Code or has outstanding any capital stock that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, (F) is a party to any Tax allocation, indemnity or sharing agreement with respect to Taxes, (G) has distributed stock of another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code, or (H) has been a member of a consolidated or affiliated Tax group or has any liability for Taxes of another person, other than as a member of the consolidated group of which the Company is the common parent; (vi) all Taxes which the Company and each Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and timely paid to the proper Governmental Authority or third party; and (vii) neither the Company nor any of the Subsidiaries has been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(b) Each “nonqualified deferred compensation plan” of the Company and the Subsidiaries (as defined under Section 409A of the Code) has at all relevant times complied in all material respects with applicable document requirements of, and been operated in material compliance with, Section 409A.

(c) Neither the Company nor any Subsidiary has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2). No Tax Return filed by the Company or any of the Subsidiaries contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or foreign law.

(d) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v) installment sale or open transaction disposition made on or prior to the Closing Date;

(vi) prepaid amount received on or prior to the Closing Date; or

(vii) election under Code §108(i).

(e) As used herein: (i) the term “Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, duties and similar governmental charges in the nature of taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (A) taxes imposed on, or measured by, income, profits or gross receipts; and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, franchise, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties; and (ii) the term “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes filed with a taxing authority, together with any schedules attached to or amendments of any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 2.18 shall be the Company’s sole representations and warranties with respect to matters relating to Taxes.

2.19. Litigation. Except as disclosed on Schedule 2.19, there is no action, arbitration, litigation or proceeding pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there are no investigations by any Governmental Authority pending or threatened against the Company or any Subsidiary. As of the date of this Agreement, neither the Company nor any Subsidiary has current plans to initiate any action, arbitration, litigation or proceeding against another Person.

2.20. Employees and Compensation. Schedule 2.20 sets forth (i) a true and correct list of the name, title, current annual salary and bonus target of each officer or employee of the Company and the Subsidiaries whose annual base salary exceeds $100,000 and (ii) the total cash compensation paid to each such officer or employee for the most recent fiscal year. The employees of the Company and the Subsidiaries are not represented by any union and, to the knowledge of the Company, there is no labor strike, slowdown, stoppage or organizational effort pending or, to the knowledge of the Company, threatened against the Company or a Subsidiary. Except as set forth on Schedule 2.20, no loan is outstanding between the Company or any Subsidiary and any current or former director, officer or employee of the Company or any Subsidiary.

2.21. Benefit Plans.

(a) Schedule 2.21 hereto sets forth all material employee benefit plans and arrangements (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), incentive, bonus or deferred compensation arrangements, equity-based plans, cafeteria plans, severance arrangements, retiree health benefits) maintained by the Company or a Subsidiary for the general benefit of its current or former employees or directors, or with respect to which the Company or a Subsidiary has a material liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of ERISA) (the “Benefit Plans”).

(b) Except as set forth on Schedule 2.21, with respect to each Benefit Plan, the Company has Made Available to the Buyer true and complete copies of: (i) any and all material plan instruments and agreements; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the most recent annual report, if applicable; (iv) the most recent determination by the Internal Revenue Service as to the tax qualified status of any Benefit Plan, if applicable; and (v) the most recent annual and periodic accounting of plan assets, if applicable.

(c) Except as set forth on Schedule 2.21, with respect to each Benefit Plan: (i) such plan has been administered in accordance with its terms and all Legal Requirements in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company, any Subsidiary or any Benefit Plan would be liable in any material respect; (iii) no material disputes nor any audits by any Governmental Authority are pending or, to the knowledge of the Company, threatened; (iv) no “prohibited transaction” (within the meaning of either Code Section 4975(c) or Section 406 of ERISA) has occurred with respect to which the Company, any Subsidiary or any Benefit Plan would be liable in any material respect; (v) no Benefit Plan is subject to Title IV of ERISA and (vi) all contributions required to be made prior to Closing to any Benefit Plan under the terms thereof or by Legal Requirement have been or will be made as of the Closing.

(d) Except with respect to the Sale Bonuses and as set forth on Schedule 2.21, the consummation of the Transactions will not (i) accelerate the time of payment or vesting under any Benefit Plan or (ii) increase the amount of compensation or benefits due to any individual under any Benefit Plan.

(e) Except as set forth on Schedule 2.21, None of the Benefit Plans is, and within the past six (6) years neither the Company nor any Subsidiary has ever contributed to or had any obligation to contribute to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No ERISA Affiliate has incurred or is reasonably expected to incur any liability under Title IV of ERISA or any material liability under Section 602 of ERISA or Section 4980B of the Code. For purposes of the preceding sentence, “ERISA Affiliate” means any person who before the Closing is treated together with the Company or any Subsidiary as a single employer under Section 414(b), (c) or (m) of the Code.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 2.21 shall be the Company’s sole representations and warranties with respect to matters relating to Benefit Plans.

2.22. Environmental Laws.

(a) Except as disclosed on Schedule 2.22, (i) the operations of the Company and the Subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) the use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by the Company and the Subsidiaries comply in all material respects with all applicable Environmental Laws; (iii) the Company or a Subsidiary has obtained all material permits, licenses and authorizations required under applicable Environmental Laws, and the operations of the Company and the Subsidiaries comply with the terms and conditions of such required permits, licenses and authorizations in all material respects; and (iv) there are no pending or, to the knowledge of the Company, threatened material Environmental Claims against the Company or any Subsidiary.

(b) As used herein: (i) the term “Environment” means soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air; (ii) the term “Environmental Claim” means any litigation, proceeding, order, directive, summons, complaint, citation or notice of violation from any Governmental Authority relating to Environmental Laws or Hazardous Substances; (iii) the term “Environmental Laws” means all foreign, federal, provincial, state and local statutes, regulations, rules and ordinances relating to Environment, pollution, Hazardous Substances or the discharge of materials into the Environment or zoning; and (iv) the term “Hazardous Substances” means any substance which is a “hazardous substance”, “hazardous waste”, “toxic substance”, “toxic waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law, including petroleum and petroleum containing substances.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 2.22 shall be the Company’s sole representations and warranties with respect to matters relating to environmental matters.

2.23. Insurance. The Company and the Subsidiaries are currently insured under the insurance policies listed on Schedule 2.23. The Company and each Subsidiary (as applicable) complies in all material respects with the terms and provisions of such insurance policies. Except as disclosed on Schedule 2.23, as of the date of this Agreement, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage. All premiums due to date under such policies have been paid. Neither the Company nor any Subsidiary has received any written notice that any such policy has been or will be cancelled or terminated, or that any such policy will not be renewed on substantially the same terms. Except as set forth on Schedule 2.23, no consent or approval of, or notice to, any such insurer is required in connection with the consummation of the Transactions.

2.24. Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business and except as otherwise disclosed on Schedule 2.24, neither the Company nor any Subsidiary is a party to any material agreement or contract with any shareholder, officer, director or Affiliate of the Company.

2.25. No Material Undisclosed Liabilities. Except as disclosed on Schedule 2.25, to the knowledge of the Company, neither the Company nor any Subsidiary has any material liability, whether absolute, contingent, accrued or otherwise, that is required by GAAP to be reflected or reserved against on the Company’s financial statements, other than (a) liabilities set forth in the most recent financial statements referenced in Section 2.8, (b) liabilities that were incurred in the ordinary course of business since the most recent financial statements referenced in Section 2.8; (c) the Sellers’ Expenses; (d) any liabilities incurred by or for the account of the Buyer or any of its Affiliates; and (e) the Sale Bonuses.

2.26. Brokers. Except for M&A Securities Group, Inc., neither the Company nor any Subsidiary has dealt with any broker, finder or similar agent with respect to the Transactions, and neither the Company nor any Subsidiary is under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the Transactions.

2.27. Inventory. The inventory of the Company and the Subsidiaries is, and as of the Closing Date will be, of good, usable and merchantable quality, except for obsolete and slow moving items which have been written down to realizable value on the most recent balance sheet set forth in Section 2.8 or for which adequate reserves have been provided in accordance with GAAP on the books of the Company and the Subsidiaries. Except as set forth on Schedule 2.27, such inventory has been manufactured in all material respects in accordance with all applicable Legal Requirements, including, as applicable, the FDA Quality System Regulation and Good Manufacturing Practices and ISO 13485.

2.28. Accounts and Notes Receivable. All the accounts receivable and notes receivable of the Company and the Subsidiaries, or any of them, constitute, and as of the Closing Date will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and to the knowledge of the Company there are no asserted claims, refusals to pay or other rights of set-off against any such accounts and notes receivable in excess of the reserves therefor on the most recent balance sheet set forth in Section 2.8. Except as set forth in Schedule 2.28, no account debtor or note debtor is delinquent in its payment to the Company or any Subsidiary by more than 90 days.

2.29. OFAC and September 24, 2001 Executive Order. Neither the Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), nor any similar list maintained by OFAC, is applicable to the Company, any Subsidiary or any holder of Capital Stock. The September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism is not applicable to the Company, any Subsidiary or any holder of Capital Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE PARENT, THE

BUYER AND MERGER SUB

Each of the Parent and the Buyer represents and warrants to the Company that each of the statements contained in this ARTICLE III is true and correct. Except for the representations and warranties expressly set forth in this ARTICLE III, neither the Parent nor the Buyer makes any other representation or warranty (either express or implied).

3.1. Organization, Power and Standing. Each of the Buyer and Merger Sub is a corporation validly existing and in good standing under the laws of the state of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted. The Parent is an Irish public limited company validly existing and in good standing under the laws of Ireland, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

3.2. Due Authorization. Each of the Parent, the Buyer and Merger Sub has full power and authority and has taken all action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents of the Buyer and Merger Sub required hereby.

3.3. No Conflict. The execution, delivery and performance of this Agreement by the Parent, the Buyer and Merger Sub will not result in any violation of, be in conflict with or constitute a default under any charter, by-law, organizational document, Legal Requirement, contract, agreement or instrument to which the Parent, the Buyer or Merger Sub is a party or by which the Parent, the Buyer, Merger Sub or any of their respective assets is bound.

3.4. Consents and Approvals. Except as set forth on Schedule 3.4, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of the Parent, the Buyer or Merger Sub for the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by the Parent, the Buyer or Merger Sub or for the consummation of the Transactions.

3.5. Validity and Enforceability. This Agreement constitutes, and each other agreement, instrument and document of the Parent, the Buyer and Merger Sub contemplated hereby shall be when executed and delivered by Parent, the Buyer and/or Merger Sub, as applicable, the valid and legally binding obligation of the Parent, the Buyer and/or Merger Sub, as applicable, enforceable against it in accordance with its terms, except as limited by the Remedies Exceptions.

3.6. Brokers. Neither the Parent, the Buyer nor Merger Sub has dealt with any broker, finder or similar agent with respect to the Transactions, and neither the Parent, the Buyer nor Merger Sub is under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the Transactions.

3.7. Financial Ability. The Buyer has the financial capability to consummate the Transactions, and the Buyer understands that the Buyer’s obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing to the Buyer or any of its Affiliates (including the Parent and Merger Sub).

3.8. Solvency. Both before and after giving effect to the Transactions: (i) the fair value of the consolidated assets of the Buyer (on a stand-alone basis), and of the Buyer and its subsidiaries (taken as a whole), exceed their respective liabilities; (ii) the Buyer (on a stand-alone basis) does not, and the Buyer and its subsidiaries (taken as a whole) do not, have unreasonably small capital; and (iii) the Buyer (on stand-alone basis), and the Buyer and its subsidiaries (taken as a whole), will be able to pay their respective liabilities as they mature or otherwise become due.

3.9. Reports and Financial Statements. Complete and accurate copies, as amended or supplemented, of the Parent’s (a) Annual Report on Form 20-F for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission (the “SEC”), and (b) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 31, 2012 (such reports are collectively referred to herein as the “Parent Reports”) are available on the web site maintained by the SEC at http://www.sec.gov. The Parent Reports constitute all of the documents required to be filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from December 31, 2012 through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Parent and the Buyer included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and in accordance with International Financial Reporting Standards as adopted by the European Union, (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent and the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent and the Buyer.

3.10. No Other Agreements. Except for the agreements expressly contemplated hereby, none of the Buyer or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company in respect of the Transactions.

3.11. Independent Investigation; No Other Representations or Warranties. The Buyer agrees that none of the Company, the Representative, any of the Sellers or any of their respective Affiliates have made and shall not be deemed to have made, nor has the Buyer or any of its Affiliates (including Merger Sub) relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the Subsidiaries, their respective businesses or the Transactions, other than those representations, warranties, covenants and agreements explicitly set forth in this Agreement. Without limiting the generality of the foregoing, the Buyer agrees that no representation or warranty, express or implied, is made with respect to any financial projections, forecasts or budgets. The Buyer further covenants, acknowledges and agrees that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company, the Subsidiaries and their respective businesses, (b) has been given adequate access to such information about the Company, the Subsidiaries and their respective businesses as the Buyer has reasonably requested, and (c) will not assert any claim against the Sellers or any of their respective partners, directors, officers, employees, advisors, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or seek to hold any such Persons liable, for any inaccuracies, misstatements or omissions with respect to any information Made Available to the Buyer or any of its Affiliates; provided, that this Section 3.11 shall not preclude the Buyer Indemnified Parties from asserting claims for indemnification in accordance with ARTICLE VI.

3.12. Parent Common Stock. The shares of Parent Common Stock to be issued to the Rollover Sellers pursuant to the terms of this Agreement have been duly authorized, and, when issued in accordance with this Agreement, shall be validly issued, fully paid and non-assessable shares of Parent Common Stock, free and clear of any lien, security interest, claim or encumbrance (other than restrictions on transfer imposed by federal and state securities laws and except for those restrictions on transfer contemplated in Section 1.6(g)(iii)) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Upon the delivery of the Parent Common Stock to the Rollover Sellers pursuant to the terms of this Agreement, each Rollover Seller will obtain good and marketable title to such Parent Common Stock free and clear of any adverse claim (other than those imposed by federal and state securities laws and except for those restrictions on transfer contemplated in Section 1.6(g)(iii)).

ARTICLE IV

COVENANTS

4.1. Tax Matters.

(a) Consistent Tax Reporting. The Buyer shall file a consolidated federal income Tax Return that includes the Company for the taxable period of the Company starting with the next day following the Closing Date. Accordingly, the taxable year of the Company will close for federal income Tax purposes at the end of the day on the Closing Date. No election under Code Section 338 (relating to stock purchases treated as asset acquisitions) or under Treas. Reg. §1.1502-76(b)(2)(ii) (relating to ratable allocation elections) shall be made. The Company shall not engage in any transactions on the Closing Date outside the ordinary course of business other than the Transactions. The parties agree that the Option Amount, the Sale Bonuses, the Sellers’ Expenses and the pay-off of any indebtedness of the Company or a Subsidiary existing as of immediately prior to the Effective Time are properly allocable to the portion of the Closing Date prior to the Closing, and accordingly the “next day rule” of Treas. Reg. §1.1502-76(b)(1)(ii)(B) is inapplicable. The Sellers, the Company and the Buyer shall (a) treat and report the Transactions in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

(b) Pre-Closing Taxable Periods. The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) that have not been filed prior to the Closing Date. The Surviving Corporation shall permit the Representative to review and comment on each such Tax Return described in the prior sentence at least 10 days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Representative. Except as provided below in this Section 4.1(b), the Surviving Corporation shall not amend any Tax Return for any Pre-Closing Tax Period without the prior written consent of the Representative, which consent shall not be unreasonably withheld. All Tax Returns to be prepared by or for the Surviving Corporation pursuant to this Section 4.1(b) shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by Legal Requirement and except that any operating loss for the Pre-Closing Tax Period ending on the Closing Date shall be carried back to prior taxable years to the maximum permitted extent, and amended Tax Returns shall be filed for such years claiming refunds of Taxes paid.

(c) Straddle Periods. The Surviving Corporation shall cause to be prepared and filed any Tax Returns of the Company for taxable periods that include but do not end on the Closing Date (“Straddle Period”). The Surviving Corporation shall permit the Representative to review and comment on each such Tax Return at least 10 days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Representative. For purposes of this Section 4.1(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the pre-Closing portion of such Straddle Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, payroll, sales, or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income, payroll, sales, or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a Straddle Period shall be allocated on a basis consistent with the allocations made pursuant to the immediately preceding sentence.

(d) Cooperation on Tax Matters.

(i) The Parent, the Buyer, the Surviving Corporation and the Representative shall cooperate fully, to the extent reasonably requested one by another, in connection with the filing of Tax Returns pursuant to Sections 4.1(b) and 4.1(c) or otherwise, and any Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing and/or Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) If requested by the Buyer, the Representative will cooperate with the Buyer to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Surviving Corporation (including with respect to the Transactions).

(iii) Any Tax refunds that are received by the Parent, the Buyer or the Company or any of its Subsidiaries, and any amounts credited against Tax for a period after the Closing Date to which the Parent, the Buyer or the Company or any of its Subsidiaries become entitled, that relate to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date shall be for the account of Sellers, excluding any refund or credit attributable to the carryback of any loss or other Tax attribute in a Tax period (or portion of a Straddle Period) beginning on or after the Closing Date, and Buyer shall cause the same to be paid promptly to an account designated by the Representative.

(e) Control of Audits. After the Closing Date, except as set forth in the next sentence, the Surviving Corporation shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company and its Subsidiaries (each, a “Contest”). In the case of a Contest after the Closing Date that relates to a Pre-Closing Tax Period, the Representative (on behalf of the Sellers) shall control the conduct of such Contest, using counsel reasonably satisfactory to the Buyer, but the Buyer shall have the right to participate in such Contest at its own expense, and the Representative shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Surviving Corporation for any taxable period (or portion thereof) beginning after the Closing Date without the written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned. In the event of any conflict between the provisions of this Section 4.1(e) and the provisions of ARTICLE VI, the provisions of this Section 4.1(e) shall control.

(f) Transfer Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be paid 50% by the Buyer and 50% by the Sellers (as a deduction from the

Escrow Fund) when due, and the Surviving Corporation will, at the Buyer’s expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by Legal Requirement, the Buyer and the Representative will join in the execution of any such Tax Returns and other documentation.

4.2. Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any Person who is now, or has been at any time prior to the Closing, a manager, director, officer or Affiliate of the Company or a Subsidiary (the “Indemnified Persons”) is, or is threatened to be, made a party or witness thereto based in whole or in part on the fact that such Person is or was a manager, director, officer or Affiliate of the Company or a Subsidiary, whether in any case asserted or arising before, on or after the Closing Date, the Surviving Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless such Indemnified Person from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Person to the fullest extent permitted by law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of such Proceeding.

(b) An Indemnified Person shall notify the Surviving Corporation of the existence of a Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 4.2 except to the extent such failure to notify actually prejudices the Surviving Corporation. The Indemnified Person and the Surviving Corporation shall cooperate fully with each other in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Surviving Corporation without the Indemnified Person’s consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified and which does not require the admission of liability.

(c) The Buyer shall, or shall cause the Surviving Corporation to, maintain the Company’s existing directors’ and officers’ liability insurance or purchase a so-called “tail” for such directors’ and officers’ liability insurance, in each case covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof for a period of at least six years after the Closing.

(d) The provisions of this Section 4.2 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person’s estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person’s estate, heirs and representatives may have under the Company Charter Documents, any Legal Requirement, any contract or otherwise.

(e) The obligations of the Surviving Corporation under this Section 4.2 shall continue in full force and effect for a period commencing as of the Closing and ending as of the later of (i) the six year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which an Indemnified Person may be entitled to indemnification under this Section 4.2; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 4.2 asserted or made within such period shall continue until the final disposition of such claim.

4.3. Books and Records. After the Closing, the Representative and its accountants, lawyers and representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records and other information of the Surviving Corporation and access to any personnel of Company or any Subsidiary for any purpose relating to the Sellers’ ownership of the Company and the Subsidiaries prior to the Closing, including the preparation of Tax Returns.

4.4. Employee Compensation and Benefit Plans. For a period of one year after the Closing, except for any equity incentive plans, the Buyer shall cause the Surviving Corporation and its Subsidiaries to maintain employee benefit and compensation plans, programs, policies and arrangements (collectively, the “Buyer’s Plans”) which, in the aggregate, will provide compensation and benefits to the employees of the Surviving Corporation and its Subsidiaries substantially similar, in the aggregate, to those provided pursuant to the plans, programs, policies and arrangements of the Company in effect on the date of this Agreement (collectively, the “Company Plans”); provided, that nothing herein shall interfere with the Surviving Corporation’s right or obligation to make such changes to such plans, programs, policies or arrangements as are necessary to conform with applicable Legal Requirements. To the maximum extent permitted by law, for the purposes of any of the Buyer’s Plans for which eligibility or vesting of benefits depends on length of service, and for any benefit for which the amount or level of benefits depends on length of service, the Buyer shall give (or cause to be given) to each employee full credit for past service with the Company or a Subsidiary as of and through the Closing Date under the Company Plans (“Prior Service”). In addition, and without limiting the generality of the foregoing, each employee (a) shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, (b) shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer’s Plans, and (c) shall be eligible to receive under the Buyer’s Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued and available to the employee under the Company Plans immediately prior to the Effective Time.

ARTICLE V

CONDITIONS TO CLOSING

5.1. Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to consummate the Transactions is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Stockholder Approval; Required Consents. Stockholder Approval, and each of the approvals and consents listed on Schedule 2.5 and marked with an asterisk, shall have been obtained.

(b) No Injunction. There shall not be any order of any court or Governmental Authority restraining or invalidating the transactions which are the subject of this Agreement.

(c) Pre-Closing Deliverables. The Company shall have made the deliveries contemplated by Section 1.3(b).

(d) Escrow Agreement. The Representative and the Escrow Agent shall have entered into the Escrow Agreement.

(e) Parent Option Agreements. The Parent and each Rollover Seller shall have entered into the Parent Option Agreements.

5.2. Conditions Precedent to the Company’s Obligations. The obligation of the Company to consummate the Transactions is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Stockholder Approval; Required Consents. Stockholder Approval, and each of the approvals and consents listed on Schedule 2.5 and marked with an asterisk, shall have been obtained.

(b) No Injunction. There shall not be any order of any court or Governmental Authority restraining or invalidating the material transactions which are the subject of this Agreement.

(c) Closing Payments/Rollover Shares. The Buyer shall have made the payments and issued the Rollover Shares contemplated by Section 1.4.

(d) Escrow Agreement. The Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

(e) Parent Option Agreements. The Parent and each Rollover Seller shall have entered into the Parent Option Agreements.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1. Survival. The representations and warranties contained in this Agreement shall survive the Closing only until the Cut-Off Date, and no claim for breach of any representation or warranty may be brought after the Cut-Off Date, except for any claim (a) of which the Representative has been notified in writing with reasonable specificity by the Buyer prior to the Cut-Off Date, (b) of which the Buyer has been notified in writing with reasonable specificity by the Representative prior to the Cut-Off Date, or (c) that is brought by the indemnifying party during the Response Period as a counterclaim to a claim brought in accordance with the preceding clauses (a) or (b). The post-Closing covenants and agreements contained in this Agreement shall survive in accordance with their respective terms.

As used herein, the term “Cut-Off Date” means the 18 month anniversary of the Closing Date; provided, that for claims arising out of the representations and warranties contained in Sections 2.4 (‘Due Authorization’), 2.7 (‘Capitalization’), 2.18 (‘Taxes’), 2.26 (‘Brokers’), 3.2 (‘Due Authorization’), 3.6 (‘Brokers’) and Section 3.11 (‘Independent Investigation; No Other Representations and Warranties’) (such representations and warranties being sometimes hereinafter referred to, collectively, as the “Fundamental Reps”), the “Cut-Off Date” shall be the expiration of the applicable statute of limitations period.

6.2. Indemnification of the Buyer. Subject to the other terms of this ARTICLE VI, from and after the Closing, each Seller shall severally, but not jointly, indemnify and hold the Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from all Losses incurred by them that arise or result from (as determined by final, non-appealable order of a court of competent jurisdiction or by written agreement of the Representative and the Buyer): (a) any breach of any of the representations or warranties of the Company contained in ARTICLE II, or (b) the failure of the Company to perform any of its covenants or agreements contained herein that are required to be performed prior to the Closing, or (c) Taxes for (i) any Pre-Closing Tax Period or (ii) the portion of any Straddle Period ending on the Closing Date. The Buyer’s right to make claims under this Section 6.2, however, shall be subject to the following limitations and conditions:

(i) No claim for indemnification shall be made with respect to any single Loss (or series of related or similar Losses) of less than $25,000.

(ii) No claim for indemnification shall be made unless, and only to the extent that, the cumulative amount of Losses incurred by the Buyer Indemnified Parties (excluding Losses for which indemnification would not be available as a result of the foregoing clause (i)) exceeds an amount equal to 0.8% of sum of the Merger Consideration plus the Equity Rollover Value, and then only to the extent of such excess.

(iii) The Escrow Fund shall be the sole and exclusive source of payment for any and all claims for indemnification under this Section 6.2 or otherwise and, accordingly, the aggregate liability of the Sellers to the Buyer Indemnified Parties for Losses shall not exceed, in the aggregate, the amount at any time remaining in the Escrow Fund; provided, that this clause (iii) shall not apply in the case of a breach of any of the Fundamental Reps. With respect to any claims related to the Fundamental Reps, so long as funds continue to be held in the Escrow Fund, Losses recoverable by a Buyer Indemnified Party shall be recovered first from the Escrow Fund, until the amount thereof has been reduced to zero dollars, and thereafter from the Sellers (subject to clause (vi) below, and the other limitations contained in this ARTICLE VI).

(iv) None of the Buyer, the Company or the Sellers may assign their rights in the Escrow Fund or any interest therein without the prior written consent of the Buyer, the Company and the Representative. No Buyer Indemnified Party shall offer to compromise any claim unless the same offer is made to all of the Sellers.

(v) No claim for indemnification shall be made with respect to Losses arising out of any breach of the representations or warranties contained in ARTICLE II or otherwise to the extent there has been a corresponding reserve on the most recent balance sheet set forth in Section 2.8.

(vi) No Seller shall be liable for any Loss under this Section 6.2 in excess of such Seller’s Pro Rata Share of each such Loss, and the Buyer Indemnified Parties shall not be entitled to recover from a Seller for any breach of the Company’s representations, warranties, covenants and obligations under this Agreement (including with respect to the Fundamental Reps not otherwise limited pursuant to clause (iii) above) or any other claim under this Section 6.2 in an amount greater than that portion of the Merger Consideration actually received by such Seller minus all amounts previously paid by or on behalf of such Seller to or on behalf of a Buyer Indemnified Party pursuant to this Agreement (i.e., whether paid directly by such Seller or on such Seller’s behalf from the Escrow Fund or Representative Fund). For purposes of the Sellers’ indemnification obligations under this Section 6.2, a Seller’s “Pro Rata Share” shall equal the percentage set forth on the Payment Spreadsheet opposite such Seller’s name.

6.3. Indemnification of the Sellers. Subject to the other terms of this ARTICLE VI, from and after the Closing, the Parent and the Buyer shall indemnify and hold the Sellers and their respective Affiliates (collectively, the “Seller Indemnified Parties”) harmless from Losses incurred by them (as determined by final, non-appealable order of a court of competent jurisdiction or by written agreement of the Representative and the Buyer) which arise or result from (a) any breach of any of the representations and warranties of the Parent, the Buyer or the Merger Sub contained in this Agreement, (b) the failure of the Parent or the Buyer to perform any of its covenants or agreements set forth herein, or (c) the failure of the Parent, the Buyer, the Surviving Corporation or any Subsidiary to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.

6.4. Procedure for Indemnification.

(a) Any party hereto entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof (if known), and the basis therefor. The indemnifying party shall be relieved of its indemnification obligations hereunder to the extent that it is actually prejudiced by the indemnified party’s failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within 30 days of receipt of such notice (the “Response Period”). No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the expiration of the Response Period.

(b) If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof including, at its own expense, employment of counsel reasonably satisfactory to the indemnified party; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its expense. In such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Representative, acting on behalf of the Sellers (as the indemnifying party), that involves any action by the Parent or the Buyer other than the payment of money (which is to be paid in full, on behalf of the Sellers, from the Escrow Fund and/or the Representative Fund (subject to the applicable conditions and limits contained in this ARTICLE VI)) shall not be concluded without the prior written approval of the Parent or the Buyer, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned; and, provided further, that any such settlement or resolution contemplated by the Parent or the Buyer, as the indemnifying party, that involves any action other than the payment of money (which is to be paid in full by the Parent or the Buyer) shall not be concluded without the prior written approval of the Representative, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) The party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control. Without limiting the generality of the foregoing, the Parent and the Buyer will, and will cause employees of the Surviving Corporation and the Subsidiaries to, cooperate fully with the Representative in connection with any matter for which the Representative is acting on behalf of the Sellers (as the indemnifying party). Such cooperation shall include (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the Representative and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (iii) providing to the Representative and/or its counsel all information under the control of the Surviving Corporation or a Subsidiary that is deemed necessary by the Representative and/or its counsel for the defense or prosecution of such matter.

6.5. Determination of Losses. As used herein, “Losses” means all damages, losses, expenses, costs and liabilities (including reasonable attorneys’ fees and costs of collection), but excluding all consequential damages, punitive and exemplary damages, special damages, lost profits, incidental damages, indirect damages or unrealized expectations. In determining the amount of any Losses for which an indemnified party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third-party recoveries actually received by the indemnified party or an Affiliate in respect of, and the amount of any Tax Benefit arising from or related to, such Losses. If an indemnification payment is received by an indemnified party, and such indemnified party or any Affiliate later receives insurance proceeds, other third-party recoveries or Tax Benefits in respect of the related Losses, the indemnified party shall immediately pay to the indemnifying party a sum equal to the lesser of (a) the actual amount of such insurance proceeds, other third-party recoveries and Tax Benefits or (b) the actual amount of the indemnification payment previously paid with respect to such Losses. All parties shall use commercially reasonably efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder. As used herein, “Tax Benefit” shall mean any actual reduction of Taxes payable by the Parent, the Buyer, Company or any of their respective Subsidiaries or Affiliates as a result of a Loss, assuming for purposes of such calculation that any deduction, loss or other tax attribute generated by such Loss is the last such deduction, loss or other tax attribute on any Tax Return.

6.6. Subrogation. If (a) the Representative authorizes any indemnification payment hereunder, and (b) the Parent, the Buyer, the Surviving Corporation or any Subsidiary has or may have a claim against a third party (including any insurer) in respect of the related Losses, the

Representative, on behalf of the Sellers, shall be subrogated to the rights and claims of the Parent, the Buyer, the Surviving Corporation and/or such Subsidiary, as applicable, against such third party. The Representative (on behalf of the Sellers) shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid with respect to such Losses. The Parent, the Buyer and the Surviving Corporation will, and will cause the Subsidiaries to, execute and deliver to the Representative such documents and take such other actions as may reasonably be requested in order to give effect to this Section 6.6.

6.7. Remedies Exclusive. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. The remedies provided in this ARTICLE VI shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties and their heirs, successors and permitted assigns after the Closing with respect to this Agreement and the Transactions, including any breach or non-performance of any representation, warranty, covenant or agreement contained herein. No Buyer Indemnified Party or Seller Indemnified Party shall bring any claim with respect to this Agreement or the Transactions, whether in contract, tort or otherwise, other than (a) a claim of intentional fraud against the party that committed such intentional fraud, (b) an indemnification claim made by Buyer on behalf of the Buyer Indemnified Parties in accordance with Section 6.2, or (c) an indemnification claim made by the Representative on behalf of the Seller Indemnified Parties in accordance with Section 6.3. The provisions of this ARTICLE VI constitute an integral part of the consideration given by the Buyer pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Merger Consideration payable in connection with the Transactions.

6.8. Tax Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Merger Consideration for all purposes, and the parties agree to file their Tax Returns accordingly.

ARTICLE VII

[RESERVED]

ARTICLE VIII

MISCELLANEOUS

8.1. Notices. Any notices, demands or communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, three business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one business day after being entrusted to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received; and in each case will be addressed to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

(i)	If to the Representative, or, prior to the Closing, the Company, to:	c/o Summit Partners, L.P. 222 Berkeley Street, 18th Floor Boston, MA 02116 Attn: Mark deLaar Fax: (617) 824-1153 Email: MdeLaar@summitpartners.com

	with a copy (which shall not constitute notice) to:	Choate, Hall & Stewart LLP Two International Place Boston, MA 02110 Attn: T.J. Murphy Fax: (617) 248-4000 Email: tmurphy@choate.com

(ii)	If to the Buyer or the Surviving Corporation or, after the Closing, the Company, to:	c/o Trinity Biotech PLC IDA Business Park Southern Cross Road Bray, County Wicklow, Ireland Attn: Kevin Tansley Email: Kevin.Tansley@trinitybiotech.com

	with a copy (which shall not constitute notice) to:	Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005-2072 Attn: Alan J. Bernstein, Esq. Fax: (212) 732-3232 Email: bernstein@clm.com

8.2. No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

8.3. Amendments and Waivers. The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by the Buyer, the Company and the Representative, and any such modification, amendment or waiver shall be binding on each of the parties hereto and the Sellers.

8.4. Choice of Law; Forum; Waiver of Jury Trial. This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. Any proceeding arising out of or relating to this Agreement shall be brought in the courts located in the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE

UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.5. Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Sellers and the Buyer shall be entitled to seek specific performance of the agreements and obligations of the parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

8.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Buyer, the Company and the Representative.

8.7. Integration; Schedules.

(a) This Agreement, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to the Transactions and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale of the Company shall be those remedies at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract or in tort) for any statement, communication, disclosure, failure to disclose, representation or warranty not set forth in this Agreement.

(b) Information set forth on any Schedule hereto shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to a Schedule), so long as application to such Section is reasonably discernible from the reading of such disclosure. No information set forth on any Schedule hereto shall be deemed to broaden in any way the scope of the Company’s representations and warranties. The inclusion of an item on any Schedule hereto is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been Made Available to the Buyer. No disclosure in any Schedule hereto relating to any possible breach or violation of any agreement, Authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

8.8. Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Delivery of counterpart signature pages to this Agreement by facsimile transmission, by electronic mail in .pdf or .tiff format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

8.9. Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

8.10. No Third-Party Beneficiaries. The Indemnified Persons referenced in Section 4.2 of this Agreement are intended third-party beneficiaries of the covenants, agreements, representations and warranties in such Section. No employee of the Company shall be considered a third-party beneficiary of Section 4.4. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.11. Publicity. No party shall issue a press release or make any other public announcement concerning the Transactions without the prior written consent of the Buyer, the Company and the Representative, except to the extent required by law, in which case the other parties hereto shall have the opportunity to review and comment prior to disclosure.

8.12. Construction of Agreement.

(a) Severability. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

(b) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d) Currency. Unless otherwise specified herein, any references to “dollars”, “$” or other dollar amounts in this Agreement shall mean the lawful currency of United States.

(e) Business Days. Any reference to a “business day” shall mean any day except Saturday, Sunday, any statutory holiday in the State of Delaware or any other day on which the principal chartered banks in the State of Delaware are closed for business.

(f) Calculation of Days. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date from which such period is calculated shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next business day.

(g) Pronouns. All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

(h) Effect of Reference Date on Representations and Warranties. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, all historical or other rearward-looking representations and warranties of the Company are given only since the Reference Date (whether or not such qualifying language appears in all applicable circumstances throughout ARTICLE II).

(i) Legal Requirements and Documents. Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as in effect from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.

(j) References to this Agreement. The words “hereof,” “herein,” “hereto”, “hereunder”, “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(k) Consolidated. Where the word “consolidated” is used in this Agreement, it means “the Company and its Subsidiaries on a consolidated basis.”

(l) Including. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(m) Knowledge. Any reference to “to the knowledge of the Company”, “to the Company’s knowledge”, or any other similar phrase shall mean the actual knowledge of William Maggio, Rajnish Mittal and Kevin Lawson.

(n) Made Available. As used herein, the term “Made Available” means, with respect to any document or information, that the same has been (i) made available or otherwise accessible to the Buyer as of the Closing Date by means of the virtual data room established by the Company or (ii) otherwise delivered, made available or provided to the Buyer or its representatives electronically, physically, orally or by other means by or on behalf of the Company, the Sellers, an Affiliate or one or more of the respective representatives of each.

(o) Material. Where the word “material” is used in this Agreement with respect to the Company, any Subsidiary or their respective affairs or business, it means “material to the Company and its Subsidiaries, taken as a whole.”

8.13. The Representative.

(a) Summit Partners shall act as the “Representative” under this Agreement and, in such capacity, the Representative is hereby irrevocably and exclusively appointed, authorized and empowered as the Sellers’ attorney-in-fact, with full power of substitution, to take all actions and make all decisions and determinations on behalf of the Sellers in respect of this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby. Without limiting the generality of the prior sentence, the Representative shall be exclusively authorized to (i) negotiate, execute and deliver all amendments, modifications and waivers to this Agreement and/or the Escrow Agreement, (ii) take all actions on behalf of the Sellers in connection with any claims or disputes with respect to this Agreement, the Escrow Agreement and/or the transactions contemplated hereby or thereby, (iii) to initiate, prosecute, defend and/or settle such claims and disputes, (iv) to authorize payments from the Escrow Fund and Representative Fund, and (v) to take all actions and sign all documents necessary, convenient or advisable to accomplish any of the foregoing. No Seller shall be permitted to take any such actions without the prior written approval of the Representative. This power of attorney is deemed coupled with an interest and shall survive the death, incapacity, disability, termination, liquidation, dissolution or any other event affecting any Seller.

(b) The Representative will not receive a fee for serving as the representative of the Sellers hereunder. The Representative shall be entitled to engage counsel, accountants and other advisors, and the fees and expenses of such counsel and advisors and any out-of-pocket expenses incurred by the Representative may be paid from the Representative Fund or from any other payment received hereunder by the Representative, in its capacity as such.

(c) The Representative shall not be liable to any Seller for any action taken by the Representative pursuant to this Agreement, and the Sellers shall severally, and not jointly, in proportion to their percentage ownership of the Company, indemnify and hold the Representative harmless from and against any and all Losses arising out of or relating to the Representative serving in this capacity, except in each case if and to the extent the Representative has engaged in willful misconduct.

(d) The Representative is serving in this capacity solely for purposes of administrative convenience. The Representative is not personally liable for any of the obligations of the Sellers hereunder, and the Buyer Indemnified Parties agree that they will not look to the underlying assets of the Representative for the satisfaction of any obligations of the Sellers.

(e) The Representative may resign from such role upon at least 10 business days’ prior written notice to the Sellers and the Buyer. The Sellers holding a majority of the Capital Stock (as of immediately prior to the Effective Time) shall appoint a replacement and from and after such appointment, such Person shall be the “Representative” for all purposes hereof. All rights of the Representative to indemnification and exculpation hereunder shall survive such resignation.

8.14. Waiver of Conflicts. The Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) the Designated Firm represented the Company and certain of the Sellers in connection with this Agreement and the Transactions, (b) the Representative and each of the Sellers shall have the right to retain the Designated Firm to represent its or their interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the Transactions (a “Dispute”); (c) the Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Company, the Representative or the Sellers by the Designated Firm in connection with this Agreement or in any Dispute; (d) all communications between or among any of the Sellers, the Company, the Representative or any of their respective Affiliates, directors, officers, employees, agents or representatives, on the one hand, and the Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (e) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Representative; and (f) to the extent the Buyer or any of its Affiliates (including the Surviving Corporation) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Representative, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection. As used herein, “Designated Firm” means Choate, Hall & Stewart LLP.

8.15. Index of Defined Terms. The following terms, as used in this Agreement, have the meanings given to them in the Section or place indicated below:

Term:	Section or Place Where Defined:

Agreement	Preamble
Affiliate	Section 1.3(a)
Authorizations	Section 2.17
Benefit Plans	Section 2.21(a)
business day	Section 8.12(e)
Buyer	Preamble
Buyer Indemnified Parties	Section 6.2
Buyer’s Plans	Section 4.4
Capital Stock	Section 1.3(a)
Certificate of Merger	Section 1.1(b)
Charter	Section 1.3(a)
Closing	Section 1.2
Closing Date	Section 1.2

Term:	Section or Place Where Defined:

Code	Section 2.21(a)
Company	Preamble
Company Charter Documents	Section 2.1
Company Intellectual Property	Section 2.13(f)
Company Plans	Section 4.4
Contest	Section 4.1(e)
Cut-Off Date	Section 6.1
Designated Firm	Section 8.14
DGCL	Section 1.1(a)
Dispute	Section 8.14
Dissenting Shares	Section 1.1(f)
Effective Time	Section 1.1(b)
Environment	Section 2.22(b)
Environmental Claim	Section 2.22(b)
Environmental Laws	Section 2.22(b)
Equity Rollover Value	Section 1.3(a)
ERISA	Section 2.21(a)
Escrow Agent	Section 1.3(a)
Escrow Agreement	Section 1.3(a)
Escrow Fund	Section 1.3(a)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Fundamental Reps	Section 6.1
FDA	Section 2.14
GAAP	Section 1.3(a)
Governmental Authority	Section 1.3(a)
Hazardous Substances	Section 2.22(b)
Indemnified Persons	Section 4.2(a)
Intellectual Property	Section 2.13(f)
IP Licenses	Section 2.13(c)
Lease	Section 2.11(b)
Leased Real Property	Section 2.11(b)
Legal Requirements	Section 2.16
Lien	Section 1.3(a)
Losses	Section 6.5
Made Available	Section 8.12(n)
MAE	Section 1.3(a)
Material Contracts	Section 2.10
Material Customers	Section 2.15
Merger	Introduction
Merger Consideration	Section 1.3(a)
Merger Sub	Preamble
OFAC	Section 2.29

Term:	Section or Place Where Defined:

Option Amount	Section 1.3(a)
Options	Section 1.3(a)
Option Rollover Value Owned Real Property	Section 1.3(a) Section 2.11(a)
Parent Parent Common Stock Parent Option Agreements Parent Options Parent Reports Payment Spreadsheet	Section 1.3(a) Section 1.3(a) Section 1.6(g) Section 1.3(a) Section 3.9 Section 1.6(b)
Permitted Liens	Section 2.12(b)
Person	Section 1.3(a)
Pre-Closing Tax Periods	Section 4.1(b)
Prior Service	Section 4.4
Pro Rata Share	Section 6.2(vi)
Proceeding	Section 4.2(a)
Protected Seller Communications	Section 8.14
Reference Date	Section 2.13(d)
Remedies Exceptions	Section 2.6
Representative	Section 8.13(a)
Representative Fund	Section 1.3(a)
Response Period	Section 6.4(a)
Rollover Sellers	Section 1.3(a)
Rollover Shares	Section 1.3(a)
Sale Bonuses	Section 1.3(a)
SEC	Section 3.9
Securities	Section 1.3(a)
Seller Indemnified Parties	Section 6.3
Seller(s)	Section 1.3(a)
Sellers’ Expenses	Section 1.3(a)
Share Rollover Value	Section 1.3(a)
Stockholder Approval	Section 2.4
Straddle Period	Section 4.1(c)
Subsidiary(ies)	Section 2.2
Substituted Options	Section 1.3(a)
Substituted Shares	Section 1.3(a)
Summit Partners	Preamble
Surviving Corporation	Section 1.1(a)
Tax Benefit	Section 6.5
Tax Returns	Section 2.18(e)
Tax(es)	Section 2.18(e)
Transactions	Introduction

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

COMPANY:	IMMCO DIAGNOSTICS, INC.

By:
	Name:	William J. Maggio
	Title:	Chief Executive Officer and President

PARENT:	TRINITY BIOTECH, PLC.

By:
Name:
Title:

BUYER:	TRINITY BIOTECH, INC.

By:
Name:
Title:

MERGER SUB:	TRIB ACQUISITION CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

REPRESENTATIVE:	SUMMIT PARTNERS VENTURE CAPITAL FUND II-A, L.P.

	By:	Summit Partners VC II, L.P. Its General Partner

		By:	Summit Partners VCII, LLC Its General Partner

By:
Mark deLaar
Managing Director

SUMMIT PARTNERS VENTURE CAPITAL FUND II-B, L.P.

	By:	Summit Partners VC II, L.P. Its General Partner

		By:	Summit Partners VCII, LLC Its General Partner

By:
Mark deLaar
Managing Director

SUMMIT INVESTORS VI, L.P.

		By:	Summit Master Company, LLC Its General Partner

By:
Mark deLaar
Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]